Exhibit 99.1

Contact

Investor Relations

Phone: (441) 278-0988

Email: investorrelations@endurance.bm

ENDURANCE TO ACQUIRE ARMTECH INSURANCE SERVICES

PEMBROKE, Bermuda — September 7, 2007 — Endurance Specialty Holdings Ltd. (NYSE:ENH), a Bermuda-based provider of property and casualty insurance and reinsurance, today announced that one of its U.S. based holding companies has entered into an agreement to acquire the stock of ARMtech Insurance Services, Inc. and its affiliates.  ARMtech is the 5th largest underwriter of U.S. federally sponsored crop insurance, with $410 million in total premiums in 2007.

Under Endurance’s ownership, ARMtech will enjoy the benefits of an expanded balance sheet, which in turn will position ARMtech for further development of its business.  Samuel R. Scheef, the founder, majority owner and President of ARMtech, along with ARMtech’s other employee founders and current managers, will continue to manage the day-to-day operations of ARMtech’s business.

Kenneth J. LeStrange, the Chairman, President and Chief Executive Officer of Endurance, said, “This is a strong step towards our goal of becoming the best specialty insurer and reinsurer in the business.  ARMtech has established itself as one of the preeminent participants in the crop insurance industry.  ARMtech’s commitment to customer service, dedication to technological superiority and knowledgeable approach to its selected specialty align superbly with Endurance’s values and objectives.  We are excited to welcome ARMtech and its skilled employees into the Endurance family.”

Samuel R. Scheef, the President and majority owner of ARMtech, said, “We believe that Endurance is the ideal business partner to help us continue on our path to becoming the nation’s premier crop insurance provider.  We are excited about the opportunities Endurance will enable for our employees and agents.”

ARMtech was founded in 1996 and revolutionized crop insurance industry software. ARMtech entered the crop insurance services business in 1999 as a Texas-based managing general agency. In order to enhance the service to customers and business partners, ARMtech acquired American Agri-Business Insurance Company in 2003. American Agri-Business Insurance Company holds the Standard Reinsurance Agreement with the Federal Crop Insurance Corporation and is licensed to underwrite crop insurance in 33 states.

Crop insurance indemnifies farmers against crop losses by guaranteeing a set crop price, yield or total revenue for the harvest period in exchange for a premium payment.  ARMtech primarily offers insurance through the federally sponsored Multiple Peril Crop Insurance program.  ARMtech offers its products through a network of agents by providing them with the technology and training to simplify the pricing, execution and submission of insurance policies in accordance with government regulations.  ARMtech also works with claims adjusters to ensure that claims from its insured farmers are processed and filed quickly and without errors, allowing for speedy and accurate payment.

About Endurance Specialty Holdings

Endurance Specialty Holdings Ltd. is a global specialty provider of property and casualty insurance and reinsurance. Through its operating subsidiaries, Endurance writes property, casualty, healthcare liability, workers' compensation and professional lines of insurance and property, catastrophe, casualty, agriculture, marine, aerospace, and surety and other specialty lines of reinsurance. Endurance's operating subsidiaries have been assigned a group rating of A (stable outlook) from Standard & Poor's, A- (positive outlook) (Excellent) from A.M. Best and A2 by Moody's. Endurance's headquarters are located at Wellesley House, 90 Pitts Bay Road, Pembroke HM 08, Bermuda and its mailing address is Endurance Specialty Holdings Ltd., Suite No. 784, No. 48 Par-la-Ville Road, Hamilton HM 11, Bermuda. For more information about Endurance, please visit http://www.endurance.bm.

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